Exhibit 10.22

PHASE II & PHASE III PURCHASE AGREEMENT

     1.  Products Covered by Agreement.  This Agreement concerns the purchase and sale of the PHASE II and PHASE III PRODUCTS as defined in Exhibit E (hereinafter called "Product"), manufactured to the Specifications.

      2.   Purchase and Sale of Product. Seller will, to the extent properly and accurately forecasted and ordered by Buyer as provided in the next paragraph, use commercially reasonable efforts to supply the Products to Buyer. Buyer will purchase ninety percent (90%) of Buyer's and its Affiliates' ("Affiliate" means any company of which Buyer holds a greater than fifty percent (50%) ownership interest) requirements for Product. It is understood that Buyer will not purchase [****] from Seller. [****] Seller understands that Buyer makes no guarantee as to the quantity of Product it will require, however, Buyer agrees that it will undertake the Phase II activities set forth in Exhibit A ("Phase II Activities").

      Buyer's initial forecasted annual requirements will be attached hereto as Exhibit B as of September 1, 2001. Buyer agrees to update the annual forecast (four [4] quarters) on a quarterly basis. Such forecast of such requirements provided to Seller by Buyer shall be non-binding, and Seller acknowledges that it shall not be entitled to and shall not rely on such forecasts/estimates as binding commitments unless they are expressly stated as such by Buyer in writing. Seller shall not be obligated to supply Buyer with more than one hundred fifty percent (150%) of the initial projection for a particular quarter, unless agreed to in writing. Buyer's forecasts and orders shall reflect its good-faith expectations of customer demand and Buyer shall act in a commercially reasonable manner to schedule orders to avoid creating production capacity problems for Seller.

      3.   Exclusive Caterpillar Rights. For a period of seven (7) years from the Effective Date of this Agreement, and provided this Agreement has not been terminated, ACTIVE POWER agrees not to license any PROGRAM INTELLECTUAL PROPERTY nor ACTIVE POWER's BACKGROUND INTELLECTUAL PROPERTY that is solely developed for a Product, to [****]. The parties shall review and update Exhibit C from time to time or upon either party's request. Before the end of such seven-year period, ACTIVE POWER will, at CATERPILLAR's option, discuss the possibility of a mutually agreeable extension of such FIELD OF USE exclusivity. During such seven-year period, if any, and provided this Agreement has not been terminated, ACTIVE POWER shall, at CATERPILLAR's option and provided that CATERPILLAR [****]. However, nothing contained in this Agreement, shall restrict ACTIVE POWER with respect to making, using, selling, marketing, licensing or exploiting products other than Product.

[****]

     4.   Price Containment. Both Seller and Buyer are committed to controlling and reducing costs, and both recognize that effective cost control is of the essence to this Agreement. While this Agreement is in effect, Seller will maintain a cost control and reduction program with respect to Product, and will review costs on a regular basis for progress toward the objective of maintaining or reducing Seller's prices to Buyer. A constant interaction between Buyer's and Seller's engineering personnel is essential. All documented mutually agreed cost savings, through the efforts of Buyer or Seller, will be shared on a 50/50 basis. Any cost savings gained without the efforts of Buyer and not mutually agreed to in writing will be owned by Seller. Any cost increases must be documented and approved by Buyer.

      5.   Product Prices. The OEM Prices and volume earned discounts are as shown in Exhibit E. [****] Seller and Buyer agree to renegotiate prices and discounts as necessary or appropriate to respond to market conditions. After eighteen (18) months from the Effective date of this Agreement, Exhibit E may

**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.**

be modified from time to time upon sixty (60) days written notice from the Seller; provided, however, that Buyer may terminate this Agreement within thirty (30) days after receipt of notice of such price increase if such increase is unacceptable to Buyer. Seller agrees and acknowledges that should such prices exceed the lowest Product prices provided to any other customer of Seller purchasing Product at similar (or reduced) volume levels and making only similar or reduced commitments (including, but not limited to, time commitments), such prices to Buyer shall be automatically adjusted to reflect any lower pricing provided to such other customers.

     6.   Product Training and Support.

          a. In order to provide sufficient warranty support for the Product, Buyer's service training personnel will successfully complete Seller's certified training course in order to become competent to a level equivalent to Seller's certified service technicians. Seller shall provide such training for up to five (5) scheduled classes and for a maximum of ten (10) students per class. Such training shall be given at Seller's facilities free of charge for the first five (5) scheduled classes of the term of this Agreement and at Seller's published prices for any remaining training. Buyer shall be responsible for its own travel expenses as incurred for such training at Seller's facilities.

          b. Seller will provide sales and marketing support to Buyer's key dealers, as requested and identified by Buyer and agreed to by the Seller.

     7.   Term. The initial term of this Agreement shall be seven (7) years, commencing as of January 1, 2000, (the "Effective Date"). This Agreement shall automatically be extended for additional terms of six (6) months each unless either party gives written notice to terminate at least three (3) months prior to the end of the initial term or any additional term, or unless otherwise terminated pursuant to the provisions hereof.

     8.   Warranty.

           a. Seller warrants that each Product shall be in conformity with the Specifications and shall be free from defects in material and workmanship.

           b. Except as provided below, Seller will provide Buyer with the same warranty, under the same terms and conditions (including, without limitation, disclaimers), as Buyer provides to its customers procuring electric power generation products (as attached as Exhibit F); provided, however, that Seller's warranty to Buyer shall be for a one-year period from the date of delivery to the end-user, notwithstanding any longer warranty period in Buyer's warranty. If Buyer performs travel labor (up to four hours), Seller shall reimburse such documented, customary and reasonable expenses incurred by Buyer on behalf of the Product provided such labor is performed by an employee of Buyer or one of its dealers that has been competently trained with respect to the Product. A quarterly written statement of Buyer's actual costs for providing warranty services to its customers, including notice of specific Product failures, and summary information on the causes of such failure, will be sent by Buyer to Seller.

          c. Within twelve (12) months from the Effective Date of this Agreement, Buyer shall inventory and maintain appropriate spares to provide its standard level of service.

          d. Claims or Buyer's "Product Improvement Programs" (PIP), "Product Support Programs" (PSP), "Extended Warranty" and other policy actions are to be negotiated on a case-by-case basis by both parties and documented in writing as signed by both parties. Participation in these programs will be based on an amount mutually agreed to by Seller and Buyer.

     THE FOREGOING WARRANTIES SHALL BE SELLER'S SOLE LIABILITY WITH REGARD TO THE PRODUCTS.

     9.   Indemnification. Except to the extent covered by the indemnity from Buyer below, Seller agrees to indemnify, defend, and hold Buyer harmless against and from all claims, demands, liabilities, loss, damage, cost, and expense, of whatsoever nature paid to a third party or incurred in the defense (i) arising from a claim that the Product infringes on intellectual property right of a third party or (ii) arising from the injury or death of any person or loss or damage to property directly due to, any defect of design, material, or workmanship of Product or failure of Product to conform with the Specifications, provided Seller is promptly notified of any and all such threats, claims or proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over defense and settlement; Seller shall not be responsible for any settlement it does not approve of in writing. The indemnity provided in this Section shall be Buyer's sole and exclusive remedy for any claim of infringement related to the Product.

      Buyer agrees to indemnify, defend, and hold Seller harmless against and from all claims, demands, liabilities, loss, damage, cost, and expense, of whatsoever nature paid to a third party or incurred in the defense of a claim arising on account of Buyer's (i) misrepresentation of the Product or providing unauthorized representations or warranties to its customers, (ii) modifications to the Product or (iii) negligence or other fault of products or services of Buyer.

      10.   Indemnity Restrictions. SELLER MAKES NO WARRANTY OR REPRESENTATION WITH RESPECT TO, (a) determining whether the Product will achieve the results desired by Buyer or any third person, (b) selecting, procuring, installing, operating and maintaining complementary equipment to insure correct operation of the Product, and (c) ensuring the accuracy of any configuration design or implementation that utilizes the Product. In the event of any alteration or attachment to the Product not authorized by Seller, Seller shall have no liability or responsibility to Buyer for: (a) any hardware, software, equipment, or services provided by any persons other than Seller; (b) the proper functioning of the Product if the alteration or attachment is the cause of the malfunction; or (c) damage caused by any alteration or attachment to the Product.

     11.   Insurance. Seller agrees to keep in full force and effect, at its sole expense, during the term of this Agreement and for a period of ten (10) years thereafter, at least the insurance coverage described below with insurance companies acceptable to Buyer. The limits set forth are minimum limits and shall not be construed to limit Seller's liability. All cost and deductible amounts shall be for the sole account of Seller. All policies required by Buyer pursuant to this Agreement shall name Buyer as an additional insured (per ISO Endorsement #CG 2026 or its equivalent) and waive subrogation rights in favor of Caterpillar. All policies required shall also be designated as primary coverage to any similar coverage carried by Caterpillar.

Seller shall not provide Product hereunder until all insurance as required hereunder has been obtained, and certificates have been submitted to and accepted by Buyer.

The required coverage shall be: Commercial General Liability Insurance (Occurrence Coverage) including products, completed operations, contractual liability coverage of indemnities contained in this contract, with a minimum combined single limit of liability of five million dollars ($5,000,000) for each occurrence for bodily injury and property damage. Such policy shall contain provisions that provide at least thirty (30) days prior written notice of any cancellation, non-renewal, or reduction in coverage to Buyer. Seller shall deliver Certificates of Insurance in a form satisfactory to Buyer evidencing the existence of such policy.

     12.   Termination by Buyer. Buyer may terminate this Agreement at any time, in the event:

            a. Quality - Products consistently and materially fail to meet the Specifications as defined herein or as hereafter agreed to by Buyer and Seller, or fails to achieve status as a Caterpillar certified supplier within twenty-four (24) months of the Effective Date of this Agreement.

            b. Delivery - Seller is substantially and continuously failing to meet Buyer's Firm Orders with respect to mutually agreed shipment dates. Seller shall provide to Buyer a written schedule of Seller's standard lead times for delivery of Products from the date Orders are accepted by Seller. Such schedule for lead times shall be updated by Seller on a regular basis to reflect any modifications thereto.

             c. Competitiveness - Seller fails to be responsive to the marketplace or fails to remain competitive on a worldwide basis with other manufacturers of comparable parts in terms of price.

             d. Default Generally - Material default by Seller in any material obligation hereunder owed by Seller to Buyer.

Notwithstanding the above, Buyer may terminate pursuant o Subsections (a), (b), (c) or (d) above only if Seller has failed to cure such default within sixty (60) days after written notice thereof has been received by Seller.

     13.   Termination by Seller. Seller may terminate this Agreement at any time in the event Buyer breaches this Agreement and fails to cure such breach within sixty (60) days (or ten days in the case of non-payment) after written notice thereof has been received by Buyer.

     14.   Licenses. As between the parties, Seller shall own all rights, title and interest in and to the Product except as otherwise provided in the "Phase II Development and Phase III Feasibility Study Agreement" and the "Phase III Development Agreement." In the event that this Agreement is terminated by Buyer pursuant to Section 12(b) and only while Buyer remains in full compliance with the provisions of this Agreement prior to termination and following termination as such surviving provisions shall apply, Seller hereby grants to Buyer, effective as of such termination date, a nonexclusive, worldwide, royalty-bearing license (including the right to sublicense to Buyer's Affiliates) to make, have made, use and/or sell Product. The foregoing license shall only be effective for the eighteen (18) months beginning with the date of termination, and Buyer shall pay a royalty of one thousand two hundred fifty dollars ($1,250) per delivered megajoule per published rating by Seller for each Phase II Product. The same shall apply to Phase III Product, except that Buyer shall pay a royalty of thirteen dollars ($13) per kVA for each Phase III Product.

Each of Buyer and Seller grant to the other party an irrevocable, perpetual, nonexclusive, worldwide, royalty-free license (including the right to sublicense to such other party's Affiliates) to make, have made, use, sell and otherwise exploit during and/or after the term of this Agreement any modifications, improvements, inventions, know-how, ideas or suggestions made with respect to the other party's Confidential Information by such party's employees who have had access to such Confidential Information. If something ceases to be considered Confidential Information, licenses granted with respect thereto while such information was deemed Confidential Information, will be unaffected.

     15.   Parts Support. During the term of this Agreement or following any termination hereof, other than termination by Seller due to a breach by Buyer, Seller shall provide, or at its option cause to be provided, such quantities of parts to Buyer as Buyer may request from time to time for a period of five (5) years from the date of the last customer shipment made by Seller under this Agreement of the applicable Product release, at a price not to exceed Seller's then-current prices provided to other customers under similar terms and conditions, provided such parts are reasonably and commercially available to Seller. If for any reason Seller is unable to provide parts to Buyer pursuant to its obligations under this Section 15, Seller grants to Buyer a nonexclusive, perpetual, worldwide royalty bearing license to make, have made, use and/or sell such parts utilizing Seller's proprietary designs. The foregoing license is subject to a royalty of six percent (6%) of the applicable price set forth in Seller's most current Catalog Spares Pricing List.

     16.   Use of Other Supply Sources. Nothing in this Agreement shall prevent Buyer from seeking other sources for alternatives to the Product to the extent Seller's production capacity continuously and substantially fails to meet Buyer's Firm Orders.

     17.   Change in Ownership and Control. During the life of this Agreement, if there is a change in the ownership and control of either party, the other party shall have the option of terminating this Agreement immediately by giving written notice thereof within ten (10) days of being notified of the occurrence of such change of control; provided that if a party provides advance notice of a bona fide proposed change of control (including the identity of the principal owners after such change of control occurs) the other party will within ten (10) days provide written notification to the first party as to whether it will exercise such termination right if the change of control occurs. For purposes of this Section 17, a change in the ownership and control of either Buyer or Seller or a parent company of either party shall be deemed to have occurred if and only if and when any one or more persons (excluding existing investors) acting in concert individually or jointly is or becomes a beneficial owner, directly or indirectly, of securities representing more than fifty percent (50%) of the combined voting power of all then outstanding securities of Seller or Buyer or the parent company of either party.

     18.   Shipping Instructions/Terms and Conditions. Orders will be placed under Buyer's blanket purchase order(s). This Agreement shall supersede Buyer's standard purchase order terms (other than the terms under the following sections: "Work on Buyer's Premises" and "Property Furnished to Seller by Buyer", which terms shall be deemed to be incorporated herein by reference and made a part hereof) or any terms stated in any acknowledgment forms or other forms utilized by Seller or Buyer. Such orders shall specify the quantity, part number and description, unit price, requested ship date, destination, and Buyer's freight carrier and account number with the carrier. Orders shall be subject to acceptance by Seller ("Firm Orders"). No modification to this Agreement will be stated on an order. All Products shall be shipped F.O.B. Seller's facility in Austin, Texas. Title and risk of loss to Product shall pass to Buyer upon delivery to the carrier at the F.O.B. point. Buyer shall designate a carrier. Any special freight charges shall be Seller's responsibility if necessary to meet not more than one hundred fifteen percent (115%) of Buyer's projected quarterly requirements.

     19.   Inspection. Product is subject to Buyer's inspection, testing and approval. Buyer, at its option, may reject or refuse to accept any Product which does not meet the requirements of the warranty set forth herein. Buyer's right to reject shall expire one (1) year after the date of shipment. Prior to returning any Product, Buyer shall notify Seller of its intent to reject, and Seller may within thirty (30) days correct any such defect. Items rejected by Buyer will be returned to Seller at Seller's expense, and Seller agrees to refund to Buyer any payments (including but not limited to shipment expense) made by Buyer for such Product. Payment by Buyer for any Product shall not be deemed an acceptance thereof. Acceptance of any Product shall not relieve Seller from any of its obligations, representations or warranties hereunder or with respect thereto.

      20.   Prices and Payments. Prices set forth in Exhibit E do not include installation, freight and handling charges, or applicable taxes, and Buyer shall be responsible for all such charges and taxes with respect to the Products and the shipment thereof. All payments shall be made by Buyer in accordance with the terms of Buyer's then-current standard settlement schedule. All payments due hereunder shall be paid to Seller in United States dollars in the United States. Unless Buyer furnishes a proper exemption certificate, Buyer shall be charged for all taxes, however designated, levied or based on this Agreement or the Product.

     21.   Force Majeure. Neither Buyer nor Seller shall be liable for any delay in or failure of performance of their respective obligations hereunder if such performance is rendered impossible or impracticable by reason of fire, explosion, earthquake, accident, breakdown, strike, drought, embargo, war, riot, act of God or public enemy, an act of governmental authority, agency or entity, shortage of raw materials, or other contingency, delay, failure or cause, beyond the reasonable control of the part whose performance is affected, irrespective of whether such contingency is specified herein or is presently occurring or anticipated by either party. Upon the occurrence of any event covered by this provision, Seller and Buyer shall make every effort to continue to maintain as much as possible the supplier-customer relationship established under this Agreement. However, in the event Buyer or Seller is unable to meet its obligations hereunder because of the conditions described above and such inability continued for a period of two (2) months, the other party shall have the right to terminate this Agreement upon thirty (30) days prior written notice.

     22.   Assignment/Applicable Law. Except to an entity that acquires all or substantially all the business or assets of a party, this Agreement is not assignable by either party without the written consent of the other party and will be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof.

     23.   Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement and understanding between the parties with respect to the subject matters herein and therein, and supersede and replace any prior agreements and understandings whether oral or written, between them with respect to such matters. Without limiting the generality of the foregoing, it is understood that this Agreement supersedes and replaces the Phase II Purchase Agreement which superseded and replaced the Phase II Purchase Agreement Terms and Conditions attached as Exhibit B to the Phase II Development and Phase III Feasibility Study Agreement dated as of January 22, 1999. Any additional or different terms of any related purchase order, confirmation, acknowledgment, shipping instruction form or similar form of Buyer or Seller even if signed by the parties after the date hereof, shall have no force or effect.

     24.   Waiver. The provisions of this Agreement may be waived, altered, amended, or repealed in whole or in part only upon the written consent of all parties to this Agreement. The waiver by either party of any breach of this Agreement shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Agreement.

     25.   Severability. Invalidation of any of the provisions contained herein, or the application of such invalidation thereof to any person, by legislation, judgment or court order shall in no way affect any of the other provisions hereof or the application thereof to any other person, and the same shall remain in full force and effect, unless enforcement as so modified would be unreasonable or grossly inequitable under all the circumstances or would frustrate the purposes hereof.

      26.   Counterparts. Section headings contained herein are for ease of reference only and shall not be given substantive effect. This Agreement may be signed in one or more counterparts, each to be effective as an original.

     27.   Limitation of Liability. NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE SUBJECT MATTER OF THIS AGREEMENT, OR BUYER'S COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES.

     28.   Confidential Information.

             a. In connection with work under this Agreement, a party ("TRANSMITTING PARTY") may deliver PROPRIETARY INFORMATION relating directly to the business or technology of the other party ("RECEIVING PARTY"). The RECEIVING PARTY may not use the PROPRIETARY INFORMATION except as necessary to perform its obligations under this Agreement, will protect the confidentiality of the PROPRIETARY INFORMATION with at least the same degree of care as it protects its own confidential information, and will not disclose any such PROPRIETARY INFORMATION without the express written consent of the TRANSMITTING PARTY. "PROPRIETARY INFORMATION" includes any process, system, formula, pattern, model, device compilation, or other information: (i) not known by the RECEIVING PARTY prior to this Agreement or known by the RECEIVING PARTY prior to this Agreement but having restriction on its use or disclosure; and (ii) not generally known by others (unless so know through some fault of the RECEIVING PARTY). PROPRIETARY INFORMATION does not include knowledge, skills or information which is generally known in Seller's or Buyer's trade or profession.

            b. Each party agrees that it will neither (i) disclose to the other party or any of its employees information in confidence belonging to a third party; nor (ii) knowingly, in the performance of the work hereunder, produce anything that embodies information under confidential restriction, or is covered by a patent, patent application, copyright, trade secret, or other intellectual property right owned by a third party.

             c. Nothing in this Agreement shall be construed as preventing either party from independent development, provided that PROPRIETARY INFORMATION is handled in accordance with paragraph 28(a).

             d. Should the RECEIVING PARTY be required to disclose PROPRIETARY INFORMATION by governmental or judicial order, the RECEIVING PARTY will give the TRANSMITTING PARTY prompt notice of any such order and will comply with any protective order imposed on such disclosure.

     29.   Compliance with Laws. Both parties represent that they have complied, and during the performance of this Agreement, will continue to comply with the provisions of all applicable laws and regulations from which liability may accrue to the other party for any violation thereof.

     30.   Confidentiality. Except with respect to potential investors and/or acquirers, the terms of this Agreement as well as its existence shall be kept confidential and not disclosed by either party without the express written consent of the other party.

[Signature page follows.]

The parties have caused this Agreement to be signed in duplicate by their duly-authorized representatives.

ACTIVE POWER, INC.	CATERPILLAR, INC.

By: /s/ Joseph F. Pinkerton	By: /s/ Jim Parker
Name: Joseph F. Pinkerton	Name: Jim Parker
Title: President & CEO	Title: Director of Electric Power

By: /s/ Paul Pearson
Name: Paul Pearson
Title: Purchasing Manager
Date: October 12, 2001

EXHIBIT A

PHASE II & PHASE III MARKETING ACTIVITIES

  Buyer will conduct a product launch with appropriate marketing subsidiaries and dealers.
  Buyer will create appropriate sales binder for above training or launch.
  Buyer will effect pricing and price list literature for the program for all appropriate worldwide marketing subsidiaries and dealers.
  Buyer will announce product to dealers.
  Buyer will effect a Caterpillar Product News announcement.
  Buyer will create product brochures for product promotion.
  Buyer will create product specification sheets.
  Buyer will enter appropriate performance and specifications into its online Technical Marketing Information (TMI) systems.
  Buyer will make adequate technical drawings available to its dealers.
  Buyer will effect a public product announcement of the phase II product that will include reference to the new Caterpillar UPS product and its use of the Active Power flywheel energy storage system.
  Buyer will create a product promotional video.
  Buyer will include the product where appropriate in its marketing/specification software.
  Buyer will promote the product internally to its worldwide marketing subsidiaries.
  Buyer will effect the above in all languages deemed appropriate by Buyer.

Implementation of the foregoing Marketing Activities is dependent upon Buyer receiving adequate product and technical information from Seller

EXHIBIT B

Forecast (to be provided as of September 1, 2001)

EXHIBIT C

BUYER'S COMPETITOR LIST

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**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.**

EXHIBIT D

MINIMUM PURCHASE COMMITMENT

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**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.**

EXHIBIT E

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**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.**